Exhibit 99

Community Partners Bancorp Reports 2008 Results

· Total Assets, Loans, Deposits Increase Year-Over Year
· Company Receives $9 million In Capital From U.S. Treasury
· Continued Investment In New Branches, Expanded Operations Center

MIDDLETOWN, N.J., February 1, 2009 -- Community Partners Bancorp (Nasdaq CM:CPBC), parent company of Two River Community Bank, today announced consolidated earnings for the quarter and year ended December 31, 2008. The company reported net income of $798,000, or $0.11 per fully diluted share in 2008 compared with net income in 2007 of $3.65 million, or $0.51 per fully diluted share. Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid October 17, 2008 to shareholders of record as of September 30, 2008.

Total assets at December 31, 2008 were a company-record $570.24 million, up 8.6% compared with assets of $525.10 million at December 31, 2007. Total deposits at December 31, 2008 were a company record $474.84 million, an 11.2% increase compared with total deposits of $426.96 million for the year ended December 31, 2007. Total loans at December 31, 2008 rose 7.6% to $448.78 million compared with $416.97 million at December 31, 2007.  Net interest income after provision for loan losses for the year ended December 31, 2008 was $16.53 million compared with $19.86 million for the same prior year period. Total noninterest income for the year ended December 31, 2008 was $1.67 million compared with $1.60 million for the year ended December 31, 2007.

“We faced many challenges in 2008 and made progress in many operating areas that we believe position us well for responding to economic issues and pursuing growth opportunities in 2009,” said Charles T. Parton, Community Partners Chairman and Interim President and CEO. “Organic growth in assets, loans and deposits in 2008 was encouraging, as was our consolidation of our two operating subsidiaries for greater efficiency, and the expansion of our Private Banking business, which serves medical professionals and other high net worth individuals.”

As part of a previously announced management transition, Mr. Parton assumed the positions of Interim President and CEO following the retirement of former President and CEO Barry B. Davall effective as of February 1, 2009.

For the quarter ended December 31, 2008, Community Partners reported a net loss of $(536,000), or $(0.08) per fully diluted share, compared with net income of $668,000, or $0.09 per fully diluted share, for the quarter ended December 31, 2007. On a linked quarter basis, the net loss for the fourth quarter of 2008 compared with net income of $329,000 or $0.05 per fully diluted share, for the third quarter of 2008.

“Our fourth quarter loss partially reflected our investment in three new branch facilities and an expanded operations center, which we expect will position the company for growth opportunities and long-term operating efficiencies,” noted Mr. Parton. “ The fourth quarter loss also reflects a substantial  increase in the company’s loan loss provision which we believe is prudent in the current economic environment.”

For the year ended December 31, 2008, the company recorded a provision for loan losses of $2.30 million compared with $108,000 for the year ended December 31, 2007. For the fourth quarter 2008, the company recorded a provision for loan losses of $1.35 million compared with $51,000 for the fourth quarter 2007 and $279,000 for the third quarter of 2008.

William D. Moss, Executive Vice President of Community Partners and President & CEO of Two River Community Bank, said: “Although increased loan loss reserves and nonaccruing loans had a significant negative impact on our financial performance, we have identified and addressed these issues in a manner which we believe is consistent with safe and sound banking practices. In addition, we have enhanced our lending group and invested in a risk management team. We have made outstanding progress in 2008 addressing these loan problems and establishing new growth strategies. We anticipate steadily improving performance now that these problem loans have been identified and are being appropriately managed. Further, we are pleased that we continue to experience low levels of problem loan issues consistent with our historical performance in our Monmouth County marketplace.”

Management has noted that nonaccrual loans increased to $12.99 million at December 31, 2008 compared with $4.85 million at September 30, 2008. However, the majority of these nonaccrual loans are backed by what management believes to be significant collateral and management believes that the majority of such loans can either be brought current or substantially recouped through liquidation of the assets securing these loans.

“A large number of these nonaccruing loans are secured by completed or nearly completed residential construction in attractive areas with traditionally strong housing demand,” noted Mr. Moss. “The New Jersey housing market has been negatively impacted by the general economy. Its proximity to the New York City metropolitan area has exacerbated the problems due to the downturn in the financial services sector. However, we have confidence housing demand will eventually rebound, and it is more reasonable to sell quality assets in a patient, orderly manner.”

The company’s net interest margin for the year ended December 31, 2008 was 3.74% compared with 4.07% for the year ended December 31, 2007. The margin compression we experienced during 2008 was partially the result of increased liquidity ratios due to an increase in the average amount of Federal funds sold overnight.

2009 Outlook

On January 30, 2009, the company received $9 million in U.S. Treasury funding under the Capital Purchase Program. Mr. Moss stated: “The Treasury’s Capital Purchase Program reflects its commitment to supporting healthy financial institutions. We are pleased to have been invited to participate in the program. Additional capital strength will enable us to enhance our long standing policy of seeking quality loan growth in the communities we serve.  We have a significant pipeline of approved loans, and because of our due diligence and underwriting processes, we have historically closed well in excess of 90% of our pipeline and we expect to continue to close a high percentage of our pipeline.”

In 2009, the company intends to maintain focus on asset quality, improving deposit mix and net interest margin and growing our market share of the Private Banking business.

“We have added veteran private banking specialists in selected Monmouth and Union County, New Jersey locations to serve this market,” explained Mr. Moss. “We offer tremendous service and value opportunities for our clients, especially in light of service and personnel reductions at a number of regional and national banks in our marketplace. We view this as an opportunity to build our Private Banking business by capturing market share.”

Mr. Moss concluded: “Concerns about the health of the economy continue. We are diligently managing our business lines and working closely with customers facing challenges. We have invested in our bank’s future and we are pursuing numerous opportunities to continue expanding throughout our served markets.”

Community Partners Bancorp, headquartered in Middletown, NJ, was formed in 2006 to serve as the holding company for Two River Community Bank, which was established in 2000, and The Town Bank, which was established in 1998 and currently operates as a division of Two River Community Bank currently operates eleven branches throughout Monmouth County and four branches in Union County operating under the name of The Town Bank, a division of Two River Community Bank. More information about Community Partners is available at www.communitypartnersbancorp.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; bank regulatory rules, regulations or policies that restrict or direct certain actions; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Media Information Contact:

William D. Moss, EVP, Community Partners Bancorp
President & CEO, Two River Community Bank
732-706-9009   wmoss@tworiverbank.com

Michael J. Gormley, EVP, COO, CFO, Community Partners Bancorp
EVP, CFO, Two River Community Bank
732-389-6051   mgormley@tworiverbank.com

SUMMARY FINANCIAL TABLE FOLLOWS

CPBC-E

COMMUNITY PARTNERS BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Consolidated Earnings Data:
Total Interest Income	$7,511	$8,611	$30,810	$35,849
Total Interest Expense	3,137	3,703	11,977	15,879
Net Interest Income	4,374	4,908	18,833	19,970
Provision for Loan Losses	1,348	51	2,301	108
Net Interest Income after Provision for
Loan Losses	3,026	4,857	16,532	19,862
Total Non-Interest Income	417	383	1,666	1,598
Total Non-Interest Expenses	4,432	4,192	17,170	15,529
(Loss)/Income before Income Taxes	(989)	1,048	1,028	5,931
Income Tax (Benefit)/Expense	(453)	380	230	2,279

Net (Loss)/Income	$(536)	$668	$798	$3,652

Per Share Data:
Basic Earnings	$(0.08)	$0.10	$0.11	$0.53
Diluted Earnings	$(0.08)	$0.09	$0.11	$0.51
Book Value			$10.53	$10.46
Tangible Book Value (1)			$6.80	$6.67
Weighted average shares outstanding (in thousands):
Basic	6,957	6,924	6,945	6,918
Diluted	7,016	7,105	7,056	7,092

Other Selected Ratios:
Return on Average Assets	(0.38)%	0.50%	0.15%	0.68%
Return on Average Tangible Assets (1)	(0.39)%	0.53%	0.15%	0.72%
Return on Average Equity	(2.90)%	3.68%	1.09%	5.19%
Return on Average Tangible Equity (1)	(4.48)%	5.80%	1.69%	8.30%
Net Interest Margin	3.33%	4.03%	3.74%	4.07%
Efficiency Ratio	91.12%	78.47%	82.59%	71.34%
Non-performing Loans to Total Loans			2.89%	0.19%
Allowance as a % of Loans			1.52%	1.12%

	December 31,
	2008	2007
Selected Period End Balances:
Total Assets	$570,240	$525,101
Fed Funds Sold	14,907	338
Investment Securities	64,666	63,102
Total Loans	448,780	416,967
Allowance for Loan Losses	6,815	4,675
Goodwill and Other Intangible Assets	25,983	26,299
Total Deposits	474,839	426,959
Repurchase Agreements	11,377	15,187
Long-term Debt	7,500	7,500
Shareholders’ Equity	73,312	72,457
Loans past due over 90 days and still accruing	-	799
Nonaccrual loans	12,988	-
OREO property	-	-

(1) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.